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                                                                    Exhibit 99.1
ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE 37067
(615) 771-7575
                                                                    NEWS RELEASE
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Contact:  William R. Council, III
          Chief Executive Officer

                    ADVOCAT SHAREHOLDERS APPROVE SALE OF DCMS

FRANKLIN, Tenn. - (November 21, 2003) - Advocat Inc. (NASDAQ OTC: AVCA) today announced that shareholders approved the sale of its wholly owned Canadian subsidiary, Diversicare Canada Management Services Co., Inc. (DCMS) at its special shareholders' meeting held today. Approximately 65% of shareholders voting on the proposal voted in favor of the transaction.

Shareholders cast the following votes at today's meeting on the DCMS transaction:

Voting in Favor of the DCMS transaction:    2,814,037 shares, or 51.2% of the outstanding shares.
Voting Against the DCMS transaction:        1,434,784 shares, or 26.1% of the outstanding shares.
Abstaining from Voting:                        43,010 shares, or   0.8% of the outstanding shares.

"We are pleased that shareholders voted to approve the DCMS transaction since we believe it is in the best interest of shareholders as the transaction affords Advocat the best chance to maximize the value of this asset and to obtain an extension of the January 2004 maturities of certain debt agreements, which extension would allow the Company to work toward an orderly repayment of its creditors," stated William R. Council, III, president and chief executive officer of Advocat, Inc. "We plan to use the proceeds from the transaction to pay down debt under Advocat's bank credit facility."

Under terms of the agreement, Advocat will sell DCMS to DCMS Holding, Inc., a privately-owned Ontario corporation, for $16.5 million Canadian (approximately $12.6 million U.S. dollars). The transaction includes 14 nursing homes and 24 assisted living facilities in the Canadian provinces of Ontario, British Columbia and Alberta operated by DCMS. The purchaser has deposited $1 million Canadian in escrow and Advocat will receive the deposit and $7.5 million Canadian at closing plus a note for $8.0 million Canadian payable over five years. The transaction is subject to regulatory approval.

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, changes in Canadian exchange rates, regulatory approval, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in 9 states, primarily in the Southeast, and three provinces in Canada.


     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc